                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                           UMB FINANCIAL CORPORATION
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[x]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

     -------------------------------------------------------------------------

Notes:

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

[UMB LOGO]

                    Notice of Annual Meeting of Shareholders
                              and Proxy Statement

                                 April 20, 2000
                                   10:00 a.m.

                               UMB Bank Building
                              1010 Grand Boulevard
                          Kansas City, Missouri 64106

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

[UMB LOGO]

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD APRIL 20, 2000

   The Annual Meeting of Shareholders of UMB Financial Corporation (the "Company") will be held at the Company offices located at 1010 Grand Boulevard, Kansas City, Missouri, on April 20, 2000, at 10:00 a.m. to consider and vote on the following matters:

  1) the election of ten Class III directors to hold office until the Annual Meeting in 2003; and

  2) to transact such other matters as may properly come before the meeting or any adjournments thereof.

   Only shareholders of record at the close of business on March 2, 2000, will be entitled to notice of or to vote at this meeting or any adjournments thereof.

   It is important that your shares be represented at the meeting. We urge you to exercise your right to vote by completing and returning the enclosed proxy card.

                                          By Order of the Board of Directors,

                                               David D. Miller
                                                  Secretary

The date of this notice is March 13, 2000.

PLEASE SIGN AND DATE THE ACCOMPANYING PROXY AND MAIL IT PROMPTLY.

                           UMB FINANCIAL CORPORATION
                             1010 Grand Boulevard
                          Kansas City, Missouri 64106

                                PROXY STATEMENT

                              GENERAL INFORMATION

Purpose

   This Proxy Statement and the accompanying proxy card are being mailed to shareholders of UMB Financial Corporation (the "Company") beginning March 13, 2000. The Company's Board of Directors (the "Board") is soliciting proxies to be used at the 2000 Annual Meeting of its shareholders which will be held at 10:00 a.m. on April 20, 2000, at the Company offices located at 1010 Grand Boulevard, Kansas City, Missouri.

   Proxies are being solicited to give all shareholders of record an opportunity to vote on matters to be presented at the Annual Meeting. In the following pages of this Proxy Statement, you will find information on matters to be voted upon at the Annual Meeting of shareholders or any adjournment of that meeting.

Matters to be Considered by Shareholders

   Shareholders at the Annual Meeting will consider and vote upon: 1) the election of ten Class III directors who will hold office until the Annual Meeting in 2003; and 2) such other matters as may properly come before the meeting or any adjournments thereof. Shareholders do not have any dissenters' rights of appraisal in connection with any of these matters.

Who Can Vote

   Holders of common stock at the close of business on March 2, 2000 are entitled to notice of and to vote at the Annual Meeting. On January 26, 2000, there were 21,665,890 shares outstanding. Each share is entitled to one vote on each matter properly brought before the meeting. Shares can be voted at the meeting only if the shareholder is present or represented by a valid proxy.

Voting

   Your vote is important. Since many shareholders cannot personally attend the meeting, it is necessary that a large number be represented by proxy. Proxies may be given by either a written proxy card or by communicating with the Company's transfer agent by use of the internet. Instructions for giving your proxy by either means accompany this Proxy Statement. Proxies may be revoked at any time before they are exercised (i) by written notice to the Corporate Secretary, (ii) by electronic notice to the Company's transfer agent, (iii) by a properly executed, later-dated written or electronic proxy, or (iv) by voting by ballot at the Annual Meeting. The method by which you vote will in no way limit your right to vote at the Annual Meeting if you later decide to attend in person. If your shares are held in the name of a bank, broker or other holder of record, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote at the meeting.

   All shares entitled to vote and represented by properly executed proxies received prior to the Annual Meeting and not revoked will be voted at the Annual Meeting in accordance with the instructions indicated on those proxies. If you sign the proxy card but do not specify how you want your shares to be voted, your shares will be voted in favor of the election of all nominees listed on the proxy card.

   If any other matters are properly presented for consideration at the Annual Meeting, including, among other things, consideration of a motion to adjourn the Annual Meeting to another time or place, the persons named in the enclosed form of proxy will have discretion to vote on those matters according to their best judgment to the same extent as you would be entitled to vote. At the date this Proxy Statement went to press, the Company did not anticipate that any other matters would be raised at the Annual Meeting.

Solicitation of Proxies

   The cost of the solicitation of proxies will be paid by the Company. In addition to the use of the mails, proxies may be solicited personally, or by telephone by regular employees of the Company. In addition, the Company will reimburse brokers and other custodians, nominees or fiduciaries for their expenses in forwarding proxy materials to security owners and updating their proxies.

Required Votes--Election of Director Nominees

   Voting is cumulative in the election of directors. The Board of Directors of the Company is divided into three classes which are as nearly equal in number as possible. At each Annual Meeting of shareholders, the directors constituting one class are elected for a three-year term.

   In voting for the election of directors in any class, cumulative voting is permitted and record holders are entitled to cast as many votes as shall equal the number of shares of stock held, multiplied by the number of directors to be elected in that class. Such votes may be cast all for a single candidate in a class or the votes may be distributed among the candidates in that class, as the shareholder directs. Any shares not voted (whether by abstention, broker non-votes or otherwise) have no impact on the election of directors except to the extent that the failure to vote for an individual results in another individual receiving a larger proportion of the total votes.

   To be elected each nominee must be approved by a majority of the shares that are entitled to vote for the election of directors and are represented at the Annual Meeting by shareholders who are present in person or represented by proxy.

   While it is not expected that any of the nominees will be unable to qualify or accept office, if for any reason one or more is unable to do so, the proxies will be voted for substitute nominees selected by the Board of Directors of the Company.

Required Votes--Other Matters

   Any other matter properly presented for a shareholder vote will be determined by a vote of the majority of the outstanding shares of common stock.

                            PRINCIPAL SHAREHOLDERS

   The following persons owned of record or beneficially more than five percent of the outstanding voting securities of the Company at the close of business on January 26, 2000:

                                Number of Shares
                               Held of Record as a          Number of
                                Fiduciary but not          Shares Owned
       Name and Address        Owned Beneficially  Percent Beneficially  Percent
       ----------------        ------------------- ------- ------------  -------
UMB Bank, n.a.................      2,905,188(1)    13.41  1,198,776(2)    5.53
 1010 Grand Boulevard
 Kansas City, Missouri
R. Crosby Kemper..............              0           0  4,137,728(3)   19.10
 1010 Grand Boulevard
 Kansas City, Missouri
ESOP of UMB Financial
 Corporation, Inc.............              0           0  1,886,532(4)    8.71
 1010 Grand Boulevard
 Kansas City, Missouri

--------
(1) Held by UMB Bank, n.a. ("UMB, n.a."), an affiliate bank of the Company, in agency and custody accounts and may be voted or disposed of only upon instructions from the beneficial owners or are held in trusts and estates and may be voted or disposed of only upon the instructions of persons having voting control under the terms of the governing instrument or other agreement. Shares held by UMB, n.a. which are shown in footnotes 3 and 4 below are not included in this number. UMB n.a. disclaims beneficial ownership of all these shares.
(2) Includes 851,561 shares that are voted or disposed of only as directed by co-fiduciaries. Also includes 347,215 shares held in trusts and estates for which UMB, n.a. is the sole fiduciary; however, UMB, n.a. has elected not to vote such shares. UMB n.a. disclaims beneficial ownership of all of these shares. Shares held by UMB, n.a. which are shown in footnotes 3 and 4 below are not included in the number.
(3) Includes 21,457 shares held by Mary S. Kemper (wife of R. Crosby Kemper), presently exercisable options to acquire 5,195 shares granted under the Company's 1992 Incentive Stock Option Plan and 3,712 shares held under the Company's ESOP Plan for which he has voting rights. Includes 152,281 shares held by Kemper Realty Company, 198,172 shares held by Pioneer Service Corporation, 87,762 shares held by Stagecoach, Inc., and 823,735 shares held by Stagecoach Investments, L.P. Each of these entities are ones through which voting and investment decisions may be controlled, directly or indirectly by R. Crosby Kemper. Also includes 921,766 shares held by UMB, n.a. as either sole trustee or co-trustee. In each case R. Crosby Kemper has or shares voting or investment powers. Of this number, 345,972 shares are held in trusts established under the will of Rufus Crosby Kemper, and 37,220 shares are held in the Enid and Crosby Kemper Foundation. In both cases, the shares may be voted or disposed of by UMB, n.a. as trustee but only upon the direction of R. Crosby Kemper, Mary S. Kemper and Alexander C. Kemper, or any two of them. Also 165,245 shares are held in a trust established under the will of Enid J. Kemper and may be voted or disposed of by UMB, n.a. as trustee but only upon the direction of R. Crosby Kemper; 340,910 shares are owned by the R. C. Kemper, Sr. Charitable Trust and Foundation but may be voted or disposed of only by the co-trustees, R. Crosby Kemper, R. Crosby Kemper III and Sheila Kemper Dietrich, or any two of them; 6,741 shares are owned by the
    R. C. Kemper, Jr. Charitable Trust and Foundation and may be voted or disposed of by R. Crosby Kemper, John Mariner Kemper and R. Crosby Kemper III, or any two of them; and 25,678 shares are owned by the William T. Kemper Foundation and may be voted or disposed of by UMB Bank, n.a. but only upon the direction of R. Crosby Kemper.

(4) Held by UMB, n.a. as trustee for the benefit of eligible employees of the Company and all its subsidiaries under the Company's ESOP. Participants have the right to direct the voting of shares attributable to their accounts. All shares not so directed are voted in accordance with the instructions of the Administrative Committee of the ESOP. Shares are disposed of in the discretion of the Administrative Committee. If the Administrative Committee fails to give instructions with respect to voting or fails to give directions with respect to a required dispositive decision, UMB, n.a., as trustee, is to exercise the voting rights and make the dispositive decision. Beneficial ownership of all of these shares is disclaimed.

                     STOCK OWNED BY DIRECTORS AND NOMINEES
                           AND BY EXECUTIVE OFFICERS

   The following table sets forth the number of shares of UMB Financial Corporation common stock beneficially owned (as defined in the rules of the Securities and Exchange Commission), as of January 26, 2000, by each director, each nominee, and by the Executive Officers named in the Summary Compensation Table on page 14. It also includes the shares beneficially owned by all directors and executive officers as a group.

                                                           Beneficial    Percent
      Names                                               Holdings (1)   of Class
      -----                                               ------------   --------
      Paul D. Bartlett, Jr...............................    108,577          *
      Thomas E. Beal.....................................     22,756          *
      H. Alan Bell.......................................    139,080          *
      David R. Bradley, Jr...............................     10,030          *
      Newton A. Campbell.................................      2,418          *
      William T. Fuldner.................................      1,298          *
      Peter J. Genovese..................................     56,309          *
      Jack T. Gentry.....................................        --           *
      Richard Harvey.....................................         22          *
      C. N. Hoffman III..................................     38,901          *
      Alexander C. Kemper................................    593,160       2.74%
      R. Crosby Kemper...................................  4,137,728      19.10%
      R. Crosby Kemper III...............................    395,388       1.82%
      Daniel N. League, Jr...............................      1,257          *
      Tom J. McDaniel....................................      1,100          *
      William J. McKenna.................................      5,512          *
      James D. Matteoni..................................      1,453          *
      John H. Mize, Jr...................................         41          *
      Mary Lynn Oliver...................................    166,752          *
      Robert W. Plaster..................................     66,700          *
      Alan W. Rolley.....................................    184,519          *
      Tom D. Sanders.....................................     27,881          *
      L. Joshua Sosland..................................      1,389          *
      Herman R. Sutherland...............................     74,386          *
      E. Jack Webster, Jr................................     69,426          *
      Dr. Jon Wefald.....................................      3,261          *
      John E. Williams...................................      2,681          *
      All Directors and Executive Officers as a Group....  5,374,777(2)   24.81%

--------
(1) Includes shares of common stock held directly by the individuals as well as by members of such individuals' immediate family who share the same household, shares held in trust and other indirect forms of ownership over which shares the individuals exercise sole or shared voting and/or investment power. Also includes shares which are subject to outstanding options exercisable by officers of the Company within 60 days as follows:
     Mr. Genovese--13,481 shares, Mr. C.N. Hoffman, III--524 shares; Mr. Alexander C. Kemper--10,199 shares, Mr. R. Crosby Kemper--5,195 shares, Mr. R. Crosby Kemper, III--4,615 shares and Mr. James D. Matteoni--855 shares. In addition, all other Executive Officers collectively hold such options to acquire 31,117 shares.
(2) Shares held in Kemper family foundations and trusts for members of the family over which more than one member of the family share voting and/or investment power have been included only one time in this total. See footnote 3 in the above Section entitled "Principal Shareholders" for a description of the voting rights and investment authority of family members.
    *Less than 1% of outstanding shares.

                             ELECTION OF DIRECTORS

General information about the nominees and the current directors.

   The Company nominates individuals for membership on its Board of Directors from various communities served by its banking subsidiaries. At the Annual Meeting shareholders will be asked to vote for ten Class III directors who will serve until the annual meeting in 2003, or until their respective successors are duly elected and qualified.

   Each shareholder is entitled to cast as many votes for the election of directors to each class as shall equal the number of shares of common stock held by him or her times the number of directors to be elected in that class of directors. Each shareholder may cast all such votes for a single nominee within a class or may distribute them between two or more nominees within a class as he or she sees fit.

   Each of the nominees has agreed to be named as a nominee and to serve as a director, if elected. It is not anticipated that any of the nominees will become unavailable for election; however, if any nominee(s) should unexpectedly become unavailable, the shares represented by the proxy will be voted for such substitute nominee(s) as the board may name.

                     (This Space Intentionally Left Blank)

   The following schedule sets forth information about the nominees and about the present directors of the Company who will continue in office:

                             NOMINEES FOR ELECTION

Class III--Terms expiring in 2003

                                                                        Director
Name                                    Age Position with the Company    Since
----                                    --- -------------------------   --------
H. Alan Bell...........................  61 Director                      1993
Jack T. Gentry.........................  76 Director                      1996
R. Crosby Kemper III...................  49 Vice Chairman and Director    1994
Daniel N. League, Jr...................  64 Director                      1991
John H. Mize, Jr.......................  59 Director                      1986
Alan W. Rolley.........................  67 Director                      1993
Thomas D. Sanders......................  55 Director                      1991
L. Joshua Sosland......................  39 Director                      1998
Herman R. Sutherland...................  87 Director                      1971
Dr. Jon Wefald.........................  62 Director                      1998

                     DIRECTORS WHO WILL CONTINUE IN OFFICE

Class I--Terms expiring in 2001

                                                                        Director
Name                                    Age Position with the Company    Since
----                                    --- -------------------------   --------
Paul D. Bartlett, Jr...................  80 Director                      1977
David R. Bradley, Jr...................  50 Director                      1983
Newton A. Campbell.....................  71 Director                      1986
William Terry Fuldner..................  72 Director                      1985
Peter J. Genovese......................  53 Vice Chairman and Director    1979
C. N. Hoffman III......................  50 Director                      1997
Alexander C. Kemper....................  34 CEO, President and Director   1992
Mary Lynn Oliver.......................  60 Director                      1993

Class II--Terms expiring in 2002

                                                                        Director
Name                                    Age Position with the Company    Since
----                                    --- -------------------------   --------
Thomas E. Beal.........................  69 Director                      1983
Richard Harvey.........................  61 Director                      1999
R. Crosby Kemper.......................  73 Chairman and Director         1969
Tom J. McDaniel........................  61 Director                      1999
William J. McKenna.....................  73 Director                      1984
Robert W. Plaster......................  69 Director                      1995
E. Jack Webster........................  79 Director                      1985
John E. Williams.......................  73 Director                      1987

                 INFORMATION ABOUT THE DIRECTORS AND NOMINEES

   Mr. Bartlett has served as Chairman of the Board of Bartlett and Company, Kansas City, Missouri, since 1987. Bartlett and Company is an agri-business company.

   Mr. Beal has served as President of Beal Properties, Inc., Kansas City, Missouri, since 1967. Beal Properties, Inc. is a real estate management company. Mr. Beal also served as president of Beal Broadcasting Co. from 1991 to 1996.

   Mr. Bell has served as Chairman of UMB Citizens Bank and Trust Co., Manhattan, Kansas from January, 1994 to July, 1994. Prior to that he served as Chairman and President of Citizens Bank and Trust Co. in Manhattan, Kansas, from 1976 to 1994.

   Mr. Bradley has served as President and Editor of the News-Press and Gazette Company, St. Joseph, Missouri, since 1971. He has also served as Publisher since 1994.

   Mr. Campbell served as Chairman of the Board and Chief Executive Officer of Burns & McDonnell Engineering Company, Kansas City, Missouri, from 1986 until 1994.

   Mr. Fuldner served as Chairman of the Board of EFCO Corporation, Monett, Missouri, from 1953 until 1999. EFCO Corporation is a manufacturing company.

   Mr. Genovese has served as Vice Chairman of the Board of the Company since 1982. He also served as Chairman and CEO of UMB Bank of St. Louis, n.a. from 1979 to 1999.

   Mr. Gentry is Chairman of the Board of Positronic Industries, Inc., Springfield, Missouri. The company manufactures electrical connectors used in a variety of applications.

   Mr. Harvey has served as Chairman of the William H. Harvey Company, Omaha, Nebraska, since 1998. Prior to that he served as President of that company from 1986 to 1998. The William H. Harvey Company is a manufacturer of plumbing specialties.

   Mr. Hoffman III has served as President of the Salina Banking Center of UMB National Bank of America, Salina, Kansas since 1993. He has been with that bank since 1979.

   Mr. Alexander C. Kemper, a son of R. Crosby Kemper, has served as President of the Company since January, 1995 and as CEO since 1999. He has also served as CEO of UMB Bank, n.a. since January, 1996, and as Chairman and CEO since January, 1997.

   Mr. R. Crosby Kemper has served as Chairman of the Board of the Company since 1972. He also served as Chairman of the Board, President and CEO of UMB Bank, n.a. from 1971 through January 1994, as Chairman and CEO through January, 1996 and as Chairman through January, 1997.

   Mr. R. Crosby Kemper III, a son of R. Crosby Kemper, has served as Vice-Chairman of the Board of the Company since January, 1995. He also served as President of UMB Bank of St. Louis, n.a. from 1993 to 1999.

   Mr. League has served as Chairman of the Board, President and Chief Executive Officer of Pioneer Astro Industries, Inc., Colorado Springs, Colorado, since 1974. Pioneer Astro Industries, Inc. is a manufacturing company. He has also served as President of Pioneer Manufacturing Co. since 1981 and as Chairman of Double L Manufacturing Co. since 1983.

   Mr. McDaniel has served as Vice Chairman of the Board of Directors of Kerr-McGee Corporation in Oklahoma City, Oklahoma since 1997. Mr. McDaniel joined Kerr-McGee as Associate General Counsel in 1984. He was elected Senior Vice President in 1986 and as Corporate Secretary in 1989. In 1993 he was elected as a member of the Executive Management Committee.

   Mr. McKenna is serving as Chairman Emeritus of the Kellwood Company, Chesterfield, Missouri. The Kellwood Company is a manufacturer of wearing apparel. He served as Chairman from 1997 to 1999, and as Chairman and CEO from 1984 to 1997. Mr. McKenna is a director of Kellwood Company.

   Mr. Mize has served as President and Chief Executive Officer of the Blish-Mize Company, Atchison, Kansas, since 1982. Blish-Mize is a wholesale hardware distribution company.

   Mrs. Oliver served as Chairman of Russell State Bank and of Security State Bank, Great Bend, Kansas, from 1984 to 1994.

   Mr. Plaster served as Chairman of Evergreen Investments, LLC, Lebanon, Missouri. Prior to that he served as Chairman of the Board of Empire Energy Corporation from 1994 to 1996, and as Chairman of the Board of Empire Gas Corporation from 1963 until 1994.

   Mr. Rolley served as Chairman of UMB Highland Park Bank and Trust in Topeka, Kansas from 1993 until 1994. Prior to that he served as Chairman of Highland Park Bank and Trust and North Plaza State Bank, both in Topeka, Kansas, from 1965 and 1972, respectively, until 1993. He has served as Chairman of the Kansas State Bank of Holton, Kansas, since 1976. He is also a Director of Community Bankcorporation of New Mexico.

   Mr. Sanders has served as Chairman and Chief Executive Officer of MMC Corp., Leawood, Kansas, since 1991. MMC Corp. is a construction holding company. Prior to that he served as Chairman of the Board, President and CEO of Midwest Mechanical Contractors, Inc., one of MMC's operating companies.

   Mr. Sosland has served as Vice President of Sosland Companies, Inc., Kansas City, Missouri, since 1993. The Sosland Companies are primarily engaged in trade publications for the baking, flour milling and grain industries. Mr. Sosland has also served as Executive Editor of "Milling & Baking News" since 1997.

   Mr. Sutherland has served as a Partner of Sutherland Lumber Company, Kansas City, Missouri, since 1941.

   Mr. Webster has served as Chairman of the Board and Chief Executive Officer of Petrol Properties Inc., Springfield, Missouri, since 1957. Petrol Properties is a real estate and marketing company. He has served as Chief Executive Officer of Reliant Industries, Inc., a real estate and environmental services company since 1990. He is a director of Adams Resources and Energy, Inc. and Mid-American Century Life Insurance Co.

   Dr. Wefald has served as President of Kansas State University, Manhattan, Kansas, since 1986.

   Mr. Williams has served as Chairman of the Board of H. E. Williams, Inc., a Carthage, Missouri, a manufacturing company, since 1996. He previously served as Chairman and Chief Executive Officer of that company since 1989 and as President since 1973.

                             CORPORATE GOVERNANCE

               COMMITTEES AND MEETINGS OF THE BOARD OF DIRECTORS

   The Board of Directors has appointed an Audit Committee from among its members. It has also created an Officers Salary and Stock Option Committee. Membership on this committee is open to members of the Company's Board of Directors as well as Board members from the Company's subsidiaries. The Board has also appointed an Executive Committee consisting of senior officers of the company, some of whom are members of the Board of Directors. The Board has not appointed a Nominating Committee.

   The Audit Committee, among other functions, reviews the nature and scope of the audit, reviews the accounting practices and control systems of the Company and reviews the qualifications and performance of the auditing firm. Present members of the committee are Thomas E. Beal, Newton A. Campbell, Daniel N. League, Jr., and John E. Williams.

   The Officers Salary and Stock Option Committee is responsible for setting and administering overall compensation policy and setting compensation levels for senior officers. Members of the committee are Paul D. Bartlett, Jr., William J. McKenna, Thomas D. Sanders, L. Joshua Sosland, and Herman R. Sutherland from the Company's Board of Directors. Mr. John W. Uhlmann is also a member of the Committee and a member of the Board of UMB Bank, n.a., the Company's largest subsidiary.

   The Executive Committee has authority to take action in lieu of the Board of Directors between its regularly scheduled meetings, and reports such actions to the Board at its next scheduled meeting for ratification. Present members of the committee are R. Crosby Kemper, Chairman, Peter J. Genovese, Royce M. Hammons, Alexander C. Kemper. R. Crosby Kemper III, John Mariner Kemper, Richard A. Renfro, James A. Sangster, William C. Tempel, Ned C. Voth, and J. Lyle Wells Jr. Mr. Hammons is an officer of UMB Bank, n.a. with the title of Chairman and President of the Oklahoma region; Mr. John Mariner Kemper is President of UMB Bank Colorado; Mr. Renfro is President and CEO of UMB National Bank of America; Mr. Sangster is President of UMB Bank, n.a.; Mr. Tempel is a Divisional Executive Vice President of UMB Bank, n.a., Mr. Ned C. Voth is Chairman and CEO of UMB Bank Colorado and Mr. Wells is Vice Chairman of UMB Bank, n.a.

   In addition to the four meetings of the Board of Directors, the Executive Committee held meetings or took action in lieu of meetings five times during 1999. The Audit Committee met five times, and the Officers Salary and Stock Option Committee met once and took one action by unanimous consent in 1999. All directors attended at least 75 percent of the meetings of the Board and committees upon which they served except Paul D. Bartlett, Jr., Jack T. Gentry, William J. McKenna, Robert W. Plaster and Dr. Jon Wefald.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

   Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors, and persons who beneficially own more than 10% of the Company's Common Stock to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors and greater-than-10% beneficial owners are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. Based solely on a review of the copies of such forms furnished to the Company, and written representations that no Forms 5 were required, the Company believes that during 1999 all Section 16(a) filing requirements applicable to its officers, directors and greater-than-10% beneficial owners were complied with; except that Messrs. Timothy N. Connealy and James D. Matteoni each failed to file a timely report with respect to a single transaction. Mr. John Mariner Kemper failed to file a timely report on two transactions.

                             CERTAIN TRANSACTIONS

   The directors, officers, nominee directors and companies with which they are associated were customers of and had banking transactions with the Company's affiliate banks in the ordinary course of each respective bank's business during 1999. Such relationships continue to be conducted on substantially the same terms, including interest rates and collateral, as those prevailing at the same time for comparable transactions with other persons and do not involve more than normal risk of collectibility or present other unfavorable terms.

   Messrs. R. Crosby Kemper, Alexander C. Kemper, R Crosby Kemper III, and J. Lyle Wells, who are executive officers and directors of the Company or its affiliates, and certain other members of Mr. R. Crosby Kemper's immediate family own approximately 75% of the stock of Pioneer Service Corporation. During 1999, Pioneer Service Corporation leased real estate to the Company and its subsidiaries under a two-year lease expiring December 31, 2002, on terms no less favorable to the Company than that which could be obtained from non-affiliated parties. In December 1999, $190,946 was paid as rent for the 2000 annual rental period under the lease.

                             DIRECTOR COMPENSATION

   Directors of the Company who are not employed by the Company or its subsidiaries are paid Directors' fees of $600 for each Board meeting they attend. Attendance fees of $500 are paid to members of the Audit Committee. Officers Salary and Stock Option Committee members receive an attendance fee of $300. No fees are paid to members of the Executive Committee

             SALARY COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

   The Company's Officers Salary and Stock Option Committee members are identified in the Section entitled "Report of the Officers Salary and Stock Option Committee on Executive Compensation."

   Members of the Committee and Companies with which they are associated were customers of and had banking transactions with the company's affiliate banks in the ordinary course of each respective bank's business during 1999. Such relationships continue to be conducted on substantially the same terms, including interest rates and collateral, as those prevailing at the same time for comparable transactions with other persons and do not involve more than normal risk of collectibility or present other unfavorable terms. No officers or former officers served as members of the Salary and Stock Option Committee.

                    (This space intentionally left blank.)

                            EXECUTIVE COMPENSATION

I. Summary Compensation Table

                                                               Long Term
                                                             Compensation
                                Annual Compensation            (Awards)
                        -----------------------------------  -------------
                                                              Securities
 Name and Principal                            Other Annual   Underlying    All Other
 Position               Year(1)  Salary  Bonus Compensation  Options(#)(2) Compensation
 ------------------     ------- -------- ----- ------------  ------------- ------------
R. Crosby Kemper         1999   $675,145  --         --          2,727       $24,891(5)
 Chairman (3)            1998    675,625  --         --          2,448        24,290
                         1997    696,317  --         --          2,184        23,862

Alexander C. Kemper      1999   $427,671  --         --          2,727       $18,539(6)
 CEO and President, and  1998    370,617  --         --          2,448         7,970
 Chairman and CEO of     1997    346,164  --         --          2,184         7,542
 UMB Bank, n.a. (3)

Peter J. Genovese        1999   $268,493  --         --          2,000       $16,060(7)
 Vice Chairman and       1998    263,507  --     $55,758(4)      1,980         7,970
 Chairman of the St.
  Louis                  1997    268,302  --         --          1,848         7,542
 Region of UMB Bank,
  n.a.

James D. Matteoni        1999   $252,000  --         --            800       $ 8,571(8)
 Chief Information
  Officer                1998    237,521  --         --            825         7,930
 UMB Bank, n.a.          1997    230,237  --         --            866         7,220

R. Crosby Kemper III     1999   $230,329  --         --          2,000       $ 9,992(9)
 Vice Chairman and       1998    191,397  --         --          1,980         4,770
 President of the St.
  Louis                  1997    178,356  --         --          1,848         7,542
 Region of UMB Bank,
  n.a.

--------
(1) There were twenty seven pay periods in 1997 rather than the usual twenty six.
(2) All figures adjusted for a 5% stock dividend paid January 2, 1998, and a 10% stock dividend paid January 3, 2000.
(3) R. Crosby Kemper served as Chairman and CEO from the beginning of the year until July 15, 1999. On that date he resigned as CEO and the directors elected Alexander C. Kemper to fill that position.
(4) Includes reimbursement for membership costs, automobile expenses and payment of related taxes.
(5) Includes a split dollar insurance premium of $16,320 which includes $13,222 attributable to term life insurance coverage, a Profit Sharing contribution of $4,994 and a matching contribution of $3,577 to the 401(k) Savings Plan.
(6) Includes a split dollar insurance premium of $9,968 which includes $1,396 attributable to term life insurance coverage, a Profit Sharing contribution of $4,994 and a matching contribution of $3,577 to the 401(k) Savings Plan.
(7 Includes a split dollar insurance premium of $7,489 which includes $1,945 attributable to term life insurance coverage, a Profit Sharing contribution of $4,994 and a matching contribution of $3,577 to the 401(k) Savings Plan.
(8) Includes a Profit Sharing contribution of $4,994 and a matching contribution of $3,577 to the 401(k) Savings Plan.
(9) Includes a split dollar insurance premium of $5,000 which includes $1,622 attributable to term life insurance coverage and a Profit Sharing contribution of $4,992.

II. Option Grants in 1999

                                                                     Potential Realizable Value at
                                                                      Annual Rates of Stock Price
                                     Individual Grants               Appreciation for Option Term
                        -------------------------------------------- -----------------------------
                        Number of  % of Total
                        Securities  Options
                        Underlying Granted to  Exercise
                         Options   Employees     Price    Expiration
         Name            Granted    in 1999   (Per Share)    Date         5%             10%
         ----           ---------- ---------- ----------- ---------- -----------------------------
R. Crosby Kemper (1)      2,727       5.4%      $40.33    Dec. 2004  $      17,616 $        51,022
  Chairman
Alexander C. Kemper       2,727       5.4%       36.66    Dec. 2009         62,885         159,339
  CEO and President and
  Chairman and CEO of
  UMB Bank, n.a.
Peter J. Genovese         2,000       4.0%       36.66    Dec. 2009         46,120         116,860
  Vice Chairman and
  Chairman of the
  St. Louis Region of
  UMB Bank, n.a.
James D. Matteoni           800       1.6%       36.66    Dec. 2009         18,448          46,744
  Chief Information
  Officer
  UMB Bank, n.a.
R. Crosby Kemper III      2,000       4.0%       36.66    Dec. 2009         46,120         116,860
  Vice Chairman and
  President of the
  St. Louis Region of
  UMB Bank, n.a.
All shareholders as a
 group (2)                                                           $ 499,615,423 $ 1,265,937,952

--------
(1) By virtue of Mr. Kemper's having voting rights over more than 10% of the Company's common stock there is a 10% premium on his exercise price and his option period cannot exceed five years from date of grant.
(2) Increase in value of shares presently held by all shareholders assuming 5% and 10% compound rates of return over the ten year life of options granted in 1999. Using an exercise price of $36.66 per share, a 5% compound rate of return (excluding cash dividends) would result in a per share price of $59.72 after ten years. Assuming a 10% compound rate of return (excluding cash dividends) the per share price would be $95.09 after ten years.

   Except as noted in the footnote (1) above, all options are granted for a term of ten years. The Stock Options Plan provides for delayed vesting according to the following schedule for all options granted prior to 1998: two years from grant of option--40%; three years--60%; four years--80%; and four years and eleven months--100%. The Option Plan was amended in 1998 so that options granted in that and all future years will be 100% vested after four years and eleven months. The Company has the right to recover benefits derived by the exercise of a option by an employee within two years of his or her employment by a competitor. Both of these features are intended to encourage long term commitments by key officers.

III. Aggregated Option Exercises in 1999, and Option Values at December 31,
1999.

                                              Number of Securities
                                             Underlying Unexercised     Value of Unexercised
                                                   Options at          In-the-Money Options at
                                            December 31, 1999 (#) (2)     December 31, 1999
                                            ------------------------- -------------------------
                         Shares
                       Acquired on
                        Exercise    Value
     Name                  (#)     Realized Exercisable Unexercisable Exercisable Unexercisable
     ----              ----------- -------- ----------- ------------- ----------- -------------
R. Crosby Kemper (1)      3,835    $49,682     5,195        8,352      $  9,220      $ 4,441
 Chairman
Alexander C. Kemper         293      5,948    10,199        8,351        98,554       13,421
 CEO, President and
 Chairman of UMB
 Bank, n.a.
Peter J. Genovese         2,935     61,620    13,481        6,217       178,835        7,259
 Vice Chairman and
 Chairman and CEO of
 UMB Bank of St. Louis
James D. Matteoni           --         --        855        2,485         1,476        2,878
 Chief Information
  Officer
 UMB Bank, n.a.
R. Crosby Kemper III        --         --      4,615        6,217        30,333        8,459
 Vice Chairman

--------
(1) By virtue of Mr. Kemper's having voting rights over more than 10% of the Company's common stock there is a 10% premium on his exercise price and his option period cannot exceed five years from date of grant.
(2) Number of underlying securities adjusted to reflect 10% stock dividends paid in 1992, 1994 and 1996; 5% stock dividends paid in 1997 and 1998 and a 10% stock dividend paid January 3, 2000.

          REPORT OF THE OFFICERS SALARY AND STOCK OPTION COMMITTEE ON
                            EXECUTIVE COMPENSATION

   The Officers Salary and Stock Option Committee of the Board of Directors (the "Committee") is composed of six Directors of the Company and one Director of UMB Bank, n.a. none of whom are employees. Subject only to oversight by the full Board, the Committee has final responsibility for setting and administering overall compensation policy and levels of compensation for senior officers including the Chief Executive Officer. Members of the Committee are individuals with significant holdings of Company stock who can more particularly bring a shareholder's perspective to the Committee's deliberations.

   Throughout its existence the Company has maintained a simple, straightforward compensation program. The components of total compensation for nearly every officer of the Company are base salary and benefits which are otherwise provided to all employees regardless of position. However, the Committee has the discretion to award bonuses, stock options and other benefits including company owned automobiles and split dollar insurance. The timing and amounts of such awards are determined on a subjective basis. Subject to limitations on his stock options as discussed below, Mr. Alexander
C. Kemper's compensation is determined in the same way as all other officers for which the Committee has discretion.

   The Company's policy is to pay base salaries which are competitive with other financial service providers in communities served by the Company. The list of financial service providers used for this comparison are not the same as those included in the Performance Graph that follows. That index includes all the companies included in the NASDAQ Bank Index while the companies included in the compensation surveys are more limited. Salary comparisons are made (i) to those paid by competitors in the immediate trade area of each banking affiliate except UMB Bank, n.a., (ii) a group of eleven banks of comparable size and a cluster of twenty north central banks with assets in excess of $8 billion for UMB Bank, n.a., and (iii) a cluster of thirteen nationwide financial institutions with assets ranging from $8 to $10 billion for UMB Financial Corporation. Salary levels set by the Committee for 1999 generally correspond to salaries paid by local competition and the salary ranges included in the salary surveys referred to above. While primary emphasis is placed on matching competitive salary levels, consideration is also given to the package of benefits available to all employees compared to those offered by competitors. Salary levels are considered annually and are based on current salary and individual performance during the previous calendar year. There is no direct link between corporate performance and the amount of salary, bonus or any other component of Executive Compensation.

   The Company has a policy of providing some incentive to its officers tied to the market performance of the Company's stock. Since 1981 the Company has maintained an Incentive Stock Option Program in which a limited number of stock options are granted annually to officers of the Company whose contributions to the Company merit such recognition. Those options allow the officer to purchase the option shares for ten years at a price equal to market value at the time the option is granted. Since he has the power to vote more than 10% of the outstanding stock of the Company, Mr. R. Crosby Kemper's options are for only five years and his option price is 110% of market value. The Stock Option Plan provides for delayed vesting according to the following schedule for options granted prior to 1998: two years from grant of option-- 40%; three years--60%; four years--80%; and four years and eleven months-- 100%. The Option Plan was amended in 1998 so that options granted in that and all future years will be 100% vested after four years and eleven months. If an employee exercises an option and goes to work for a competitor within two years of his or her exercise of that option, the Company has a right to recover the benefits realized at the time of exercise. Both of these features are intended to encourage long term commitments by key officers. Historically, however, the level of options granted by the Company under the Option Plans has been modest. As shown on Table I and II above, the projected benefits received by officers under this plan are relatively low when compared with their salaries and will be matched by benefits realized by all shareholders. They are also relatively low when compared with other companies.

   A Company match to a 401(k) Savings Plan ("Plan") is now available to all officers and employees. All officers and employees may, subject to regulations of the Internal Revenue Service, elect to contribute up to 15% of their annual compensation to the Plan. The Company in its discretion may match part of those contributions. The Company has elected to contribute fifty cents for each dollar contributed by an officer or employee. The Company's contribution is limited in that the match can only apply to the first four percent of an employee's annual compensation.

   The Company has no other long-term incentive plan awards, no employment contracts and no change-in-control or "golden parachute" arrangements.

   The Internal Revenue Code was amended effective in 1994 to add Section 162(m), which limits the deduction for federal income tax purposes by publicly held corporations of compensation in excess of $1 million paid to the executive officers listed in the summary compensation table in the corporation's proxy statement unless such compensation is performance based as defined in Section 162(m).

   Although the total compensation paid by the Company to any of the executives named in the Company's summary compensation table is now less than $1 million, the Compensation Committee and the Board have been and will continue to be counseled on the limitations imposed by Section 162(m), and the Compensation Committee will consider the limitations imposed by Section 162(m) in structuring future compensation for the Company's executives. The Committee cannot make any assurances, however, that it will not authorize the payment of non-deductible compensation. As stated above, the Compensation Committee structures compensation for its executives to be competitive with other financial service providers in the communities served by the Company. The Committee will work to maintain competitive compensation, to the extent feasible, with compensation that is fully deductible. Nonetheless, the limitation on deductibility will have to be weighed against the interests of the Company in attracting and retaining high quality executives.

                           MEMBERS OF THE COMMITTEE

         Paul D. Bartlett, Jr., William J. McKenna, Thomas D. Sanders,
         L. Joshua Sosland, Herman R. Sutherland and John W. Uhlmann.

                      (THIS SPACE INTENTIONALLY LEFT BLANK)

                               PERFORMANCE GRAPH

   The graph below summarizes the cumulative return experienced by the Company's shareholders, over the years, 1995 through 1999, compared to the S&P 500 Stock Index and the NASDAQ Bank Index. In all cases the return assumes a reinvestment of dividends.

                           UMB FINANCIAL CORPORATION
                           Vs. Various Stock Indices

        [CHART OF UMB FINANCIAL CORPORATION Vs. VARIOUS STOCK ENTITIES]
Year            UMB     S&P 500 NASDAQ
--------        ----    ------- ------
12/31/94        1.00    1.00       1.00
12/31/95        1.27    1.38       1.49
12/31/96        1.56    1.69       1.97
12/31/97        2.25    2.26       3.29
12/31/98        1.92    2.90       3.27
12/31/99        1.78    3.51       3.15

                        INDEPENDENT PUBLIC ACCOUNTANTS

   The Board of Directors has selected Deloitte & Touche LLP as independent public accountants to perform the 2000 audit, which includes: 1) the examination of annual financial statements; 2) review of unaudited quarterly financial information; 3) assistance and consultation in connection with filings with the Securities and Exchange Commission; and 4) consultation on various audit-related accounting matters. Deloitte & Touche LLP has served as the Company's auditors continuously since 1982.

   A representative of Deloitte & Touche LLP is expected to be present at the Annual Meeting and will have an opportunity to make a statement if he so desires and will be available to respond to appropriate questions.

                             SHAREHOLDER PROPOSALS

   Shareholder proposals must be received by the Company by November 16, 2000, to be considered for inclusion in the proxy materials of the Company for the 2001 Annual Meeting. The Company requests that such shareholder proposals be sent by certified mail--return receipt requested.

                                 OTHER MATTERS

   The Board of Directors knows of no matters expected to be presented for consideration at the Annual Meeting that are not described herein. However, if other matters properly come before the meeting, persons named in the accompanying form of proxy will vote thereon in accordance with their best judgment.

                                          By Order of the Board of Directors

                                               David D. Miller
                                                  Secretary

March 13, 2000

   A copy of the Company's Annual Report on Form 10-K, as filed with the Securities Exchange Commission, will be furnished without charge upon written request directed to: Secretary, UMB Financial Corporation, 1010 Grand Boulevard, Kansas City, Missouri 64106.

                           UMB FINANCIAL CORPORATION
                                ANNUAL MEETING
                              UMB Bank Auditorium
                             1010 Grand Boulevard
                             Kansas City, Missouri

                           Thursday, April 20, 2000
                                  10:00 a.m.

                               VOTE BY INTERNET

     Your Internet vote is quick, convenient and your vote is immediately submitted. Just follow these easy steps:

     1. Read the accompanying Proxy Statement.

     2. Visit our Internet voting site at http://www.umb.com/proxy and follow the instructions on the screen.

          Your Internet vote authorizes the named proxies to vote your shares to the same extent as if you marked, signed, dated and returned the proxy card. Please note that all votes cast by Internet must be submitted prior to 5:00 p.m. Central Time, April 19, 2000.

       If you vote by Internet, please do not return your proxy by mail.



                           THANK YOU FOR YOUR VOTE.






                       Cut or tear along perforated edge

--------------------------------------------------------------------------------

                           UMB FINANCIAL CORPORATION
PROXY             P.O. Box 419226, Kansas City, MO 64141-6226

  THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL
                          MEETING ON APRIL 20, 2000.

     The undersigned hereby appoints R. Crosby Kemper and Alexander C. Kemper, or either of them, with full power of substitution as proxies, to vote all shares of Common Stock of UMB Financial Corporation, which the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held April 20, 2000, and any adjournments thereof.

1.  ELECTION OF DIRECTORS IN CLASS III
    (To withhold authority to vote for any individual nominee, strike a line through the nominee's name. In such event, unless you request otherwise, your votes will then be cumulated and voted for the other nominees.)

          [_] FOR all nominees in Class III (except as otherwise indicated)

          [_] WITHHOLD AUTHORITY on all nominees below

  H. Alan Bell, Jack T. Gentry, R. Crosby Kemper III, Daniel N. League, Jr., John H. Mize, Jr., Alan W. Rolley, Thomas D. Sanders, L. Joshua Sosland,
                     Herman R. Sutherland, Dr. Jon Wefald

(TO BE SIGNED ON OTHER SIDE)

--------------------------------------------------------------------------------

     Management knows of no other matters to be brought before the Annual Meeting; however, the persons named as proxy holders or their substitutes will vote in accordance with their best judgment if any other matters are properly brought before the Annual Meeting. This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder or absent instruction will be voted FOR Proposal 1. Unless authority to vote for any director nominee is withheld, authority to vote for such nominee will be deemed granted.

                                       PLEASE _________________________________
                                                         Signature
                                        SIGN

                                        HERE  _________________________________
                                                         Signature

                                       Please sign exactly as name appears. If
                                       shares are held jointly, any one of the
                                       joint owners may sign. Attorneys-in-fact, executors, administrators, trustees, guardians or corporation officers should indicate the capacity in which they are signing.
                                       PLEASE SIGN, DATE, AND MAIL THIS PROXY
                                       PROMPTLY whether or not you expect to
                                       attend the meeting.

                                       Date ___________________________, 2000.